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[GRAPHIC]
P.O. Box 30682
Rochester, NY 14603-0682
590 WillowBrook Office Park
Fairport, NY  14450
Phone: (877) 894-2869
Fax: (585) 218-4241
www.profaccoop.com                                      For immediate release
------------------                                      Contact: Kevin M. Murphy
                                                        585-218-4210

              PRO-FAC APPROVED FOR LISTING ON NASDAQ CAPITAL MARKET

Fairport, New York - June 28, 2006: Pro-Fac Cooperative, Inc. (Nasdaq: PFACP), an agricultural cooperative that markets crops grown by its member-growers, announced that on June 27, 2006 its application to transfer the listing of its Class A cumulative preferred stock from the Nasdaq National Market system (Nasdaq: PFACP) to The Nasdaq Capital Market was approved. The Cooperative's Class A cumulative preferred stock will begin trading on The Nasdaq Capital Market on June 29, 2006. The Cooperative's symbol will remain: PFACP.

"We are pleased that we received approval of our application from Nasdaq," said Stephen R. Wright, Pro-Fac's general manager and CEO. Mr. Wright further stated, "We believe the Nasdaq Capital Market is a good fit for our preferred stock and, to our shareholders, this market transfer should be a generally seamless change."

Prior to June 29, 2006, the Cooperative's Class A cumulative preferred stock will continue to be traded on the Nasdaq's National Market system. As the Cooperative previously indicated on June 7, 2006, the Cooperative applied to transfer the listing of its Class A cumulative preferred stock to The Nasdaq Capital Market after receipt of a letter dated June 5, 2006 from the Listing Qualifications Department of The Nasdaq Stock Market. The June 5, 2006 letter advised that the market value of the Cooperative's Class A cumulative preferred stock did not comply with the minimum $50 million market value of listed securities requirement for continued listing on the Nasdaq National Market, and further advised that if the Cooperative did not demonstrate compliance by July 5, 2006, the Cooperative would no longer qualify for continued listing on the Nasdaq National Market.


ABOUT PRO-FAC:

Pro-Fac Cooperative is an agricultural cooperative that markets crops grown by its member-growers, including fruits (cherries, apples, blueberries, and peaches), vegetables (snap beans, beets, cucumbers, peas, sweet corn, carrots, cabbage, squash, asparagus and potatoes) and popcorn. Only growers of crops marketed through Pro-Fac (or associations of such growers) can become members of Pro-Fac. Pro-Fac's Class A cumulative preferred stock is listed, effective June 29, 2006, on The Nasdaq Capital Market under the stock symbol, "PFACP". More information about Pro-Fac can be found on its web site at http://profaccoop.com/.